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                                                                    EXHIBIT 99.1

Wednesday February 7, 8:02 am Eastern Time
Press Release

GenesisIntermedia.com and fashionmall.com Report End of Discussion on Merger, Discussion Continues on Possible Strategic Alliance LOS ANGELES and NEW YORK, Feb. 7 /PRNewswire/ -- GenesisIntermedia.com, Inc. (Nasdaq: GENI - news;
Frankfurt: GIA) and fashionmall.com, Inc. (Nasdaq: FASH - news) today jointly announced that the board of directors of fashionmall.com has declined the previously announced GENI acquisition offer. Ramy El-Batrawi, Chairman and Chief Executive Officer of GenesisIntermedia.com, stated that the two companies were considering the possibility of working together as strategic partners.

``Naturally, we're disappointed that our offer was not accepted,'' said El-Batrawi. ``However, we respect the decision of FASH's board of directors and we continue to build and shape our companies, and create shareholder value, in accordance with our business plan.''

El-Batrawi and Benjamin Narasin, Chief Executive Officer of fashionmall.com, stated that they were in discussions with a view to working together on a strategic alliance.

About GenesisIntermedia.com
GenesisIntermedia.com (GENI) is involved in several business lines revolving around the marketing and advertising of consumer goods and services. The Company's main business lines are (a) direct sales and marketing of consumer products, (b) interactive advertising and data mining in retail malls under the Centerlinq brand, and (c) car rentals for the replacement market under the Car Rental Direct brand. The Company strives to create a portfolio of complementary business activities that build on the Company's traditional strengths in marketing consumer goods and services. GenesisIntermedia.com markets through several channels including television, print, radio, telemarketing and retail outlets.

The Company believes that significant opportunities exist to build new platforms around e-commerce activities. As such, the Company has recently dedicated significant financial and human resources to develop and commercialize its Centerlinq product.
About Fashionmall.com

Fashionmall.com, Inc. (Nasdaq: FASH - news) operates vertical portals focused on fashion, accessories, footwear, beauty and related lifestyle products, and generates revenue through advertising, sponsorship and slotting fees. Established in 1994, the firm's properties include www.boo.com, www.fashionmall.com, www.outletmall.com, and www.itsybits.com. This document contains certain forward-looking statements that are subject to risks and uncertainties. For such statements, GenesisIntermedia.com and fashionmall.com claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors discussed in the GenesisIntermedia.com and the fashionmall.com Form 10(k)s filed with the Securities and Exchange Commission.

For further information please contact Robert Bleckman, Director of Investor Relations of GenesisIntermedia.com, 818-902-4397, robertb@genesisintermedia.com; or Anne Marie Forehand, Vice President of fashionmall.com, 212-891-8075.